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          [Letterhead of Miller, Johnson, Snell & Cummiskey, P.L.C.]


                                                                    EXBHIBIT 5.5

March 19, 2003


VIA FACSIMILE AND
FEDERAL EXPRESS
URS Corporation
100 California Street, Suite 500
San Francisco, California 94111-4529

Gentlemen:

            We are only local counsel for URS Corporation Great Lakes, a Michigan corporation (the "Client"), in connection with the following transaction (the "Transaction") :

      URS Corporation, a Delaware corporation (the "Company"), has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, the Company is registering, under the Securities Act of 1933 as amended (the "Securities Act"), an aggregate of $200,000,000 in principal amount at maturity of the Company's 11-1/2% Senior Notes due 2009 (the "Exchange Notes"). The Exchange Notes are to be issued in exchange for an equal amount of the Company's outstanding 11-1/2% Senior Notes due 2009 (the "Outstanding Notes"). The Registration Statement also covers the guarantee of the Exchange Notes by the Client (the "Guarantee").

      The Exchange Notes will be issued pursuant to an Indenture, dated August 22, 2002 (the "Indenture"), by and among the Company, the Client, certain other subsidiaries of the Company that guarantee certain Company obligations under the Indenture (collectively, the "Subsidiary Guarantors"), and U.S. Bank, N.A., as trustee (the "Trustee"). The Guarantee is included in the Indenture. The Exchange Notes will be issued in exchange for the Outstanding Notes on the terms set forth in the Registration Statement and the Letter of Transmittal filed as an exhibit to the Registration Statement (the "Exchange Offer").

      We have been retained by the Client for the sole purpose of rendering this opinion letter, which is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. We have not represented the Client or any other party in connection with the Transaction or the negotiation or execution of the Transaction Documents.

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            In connection with this opinion letter, we have examined only the documents listed on the attached Schedule A (the "Transaction Documents").

            In connection with this opinion letter, we have assumed:

      1. All documents and records we have examined are accurate and complete.

      2.    All signatures are genuine.

      3. All documents submitted to us as originals are authentic and all documents submitted as certified, conformed, or reproduced copies conform to authentic originals.

      4. All natural persons involved in the Transaction have sufficient legal capacity to enter into and perform their respective obligations under the Transaction Documents or to carry out their roles in the Transaction.


      5. All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law for which we are assuming responsibility are published (e.g., reported court decisions and the specialized reporting services of BNA, CCH and Prentice-Hall) or otherwise generally accessible (e.g. LEXIS or Westlaw) in each case in a manner generally available (i.e. in terms of access and distribution following publication) to lawyers practicing in Michigan.

      6. As to questions of facts material and relevant to this opinion, we have relied without investigation on certificates and other communications from public officials and from officers or attorneys of the Client and on written representations of the Client or its attorneys, to the extent we have deemed that reliance appropriate.

            Subject to the qualifications, assumptions, limitations and exceptions described in this opinion letter, it is our opinion that:

      1. The Client is a corporation duly organized, existing, and in good standing under the laws of the State of Michigan.

      2. The Client has all requisite corporate power and authority to enter into and perform its obligations under the Guarantee.

      3. The Guarantee has been duly authorized, executed and delivered by the Client.

            This opinion letter is subject to the following:

      1. Our opinion letter is limited to the laws of the State of Michigan, and the laws of the United States of America, and we do not express any opinion concerning any other law.
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      2.    We express no opinion on the effect of any federal or state securities laws.

      3. This opinion letter is given to you as of this date and we assume no obligation to advise you of changes that may subsequently be brought to our attention.

      4. We express no opinion regarding the enforceability of the Guarantee against the Client.

            We hereby consent to the reliance on the opinions set forth herein by Cooley Godward LLP, and we consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in such Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of Securities Act or the rules and regulations of the Commission.

                                      Very truly yours,

                                      MILLER, JOHNSON, SNELL & CUMMISKEY, P.L.C.


                                      By /s/ Mark E. Rizik

                                               Mark E. Rizik, Member

MER/ms

ATTACHED SCHEDULES
SCHEDULE A  - TRANSACTION DOCUMENTS
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                                   SCHEDULE A

We have examined copies of the following documents in connection with this opinion (all of which were provided to us by Cooley Godward LLP, counsel for the Company):

      1. The Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission on March 19, 2003;

      2. The Indenture, dated August 22, 2002, by and among the Company, the Client, certain other subsidiaries of the Company that guaranteed certain Company obligations under the Indenture and U.S. Bank, N.A., as trustee;

      3. A Certificate dated August 22, 2002, signed by Carol J. Brummerstedt, as corporate Secretary of the Client, with copies of the following documents attached:

                  a.    the Client's Articles of Incorporation, as amended;

                  b.    the Client's Bylaws; and

                  c. Resolutions of the Client's Directors dated August 13, 2002, and approving the execution of the Indenture.

      4. A Certificate dated March 19, 2003, signed by Carol Brummerstedt, as corporate Secretary of the Client, and attesting to certain matters, including but not limited to, the completeness and current effect of the documents provided to us.

      We have also verified the Client's good standing in the State of Michigan by securing a certificate of good standing from the Michigan Department of Consumer & Industry Services.